STATE OF GEORGIA            )
COUNTY OF GWINNETT    )

POWER OF ATTORNEY

NOTICE IS HEREBY GIVEN THAT, Paul B. Haddad, an executive of Concurrent Computer Corporation, a Delaware corporation (“the Company”), does hereby appoint Warren F. Sutherland, as his attorney-in-fact and agent, to act for him and in his name for the limited purposes authorized herein.

In connection with the preparation and filing with the Securities and Exchange Commission (“SEC”) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”), of all reports, forms and amendments to such reports and forms required to be filed thereunder, including the Form 3 Initial Statement of Beneficial Ownership, the Form 4 Statement of Changes in Beneficial Ownership of Securities and the Form 5 Annual Statement of Changes in Beneficial Ownership, and any other form adopted from time to time by the SEC pursuant to Section 16(a).

Such attorney-in-fact and agent is also hereby granted full power and authority, on behalf of and in the name, place and stead of the undersigned, to execute and deliver all such reports, forms and amendments to such reports and forms, and to execute and deliver any and all such other documents, and take such further action as he deems appropriate.  The powers and authorities granted herein to such attorney-in-fact and agent also includes the full right, power and authority to effect necessary or appropriate substitutions or revocations.

Further, the undersigned hereby ratifies, confirms, and adopts, as his own act and deed, all action lawfully taken by such attorney-in-fact and agent, pursuant to the power and authorities herein granted.

The undersigned may revoke this Power of Attorney at any time by notice to Warren F. Sutherland.

IN WITNESS WHEREOF the undersigned has executed this Power of Attorney on this 1st day of September, 2010.

BY:	/s/ Paul B. Haddad
Paul B. Haddad

Subscribed and sworn to before me this 1st day of September, 2010.

/s/ Gail H. Jarvis
Notary Public